EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday, April 15, 2003

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

C&F Financial Corporation Announces Record Earnings

West Point, VA — C&F Financial Corporation (NASDAQ:CFFI), the one-bank holding company for Citizens and Farmers Bank of West Point, VA, reported record quarterly net income of $3,264,000, or $.87 per diluted share, for the quarter ended March 31, 2003. For the first quarter of 2003, net income increased 80.3% and diluted earnings per share increased 74.0% over net income and earnings per share, respectively, for the first quarter of 2002. The increase in net income and earnings per share for the first quarter resulted from an increase in the earnings of all of the Corporation’s significant business segments.

Earnings for the Retail Banking segment increased approximately $256,000 to $1,292,000 for the quarter ended March 31, 2003. The increase in earnings is a result of an increase in average earning assets, principally funded by an increase in deposits. The increase in average earning assets is a result of an increase in the average balance of loans by the Retail Banking segment to the Mortgage Banking and the Consumer Finance segments, as well as an increase in loans to third party customers.

Earnings for the Mortgage Banking segment increased approximately $633,000 to $1,345,000 for the quarter ended March 31, 2003. The increase in earnings is a result of the continued lower interest rate environment and strong demand for mortgage loans, as well as the October 2002 addition of a new loan production office in Fredericksburg, Virginia and an increase in loan officers at existing loan production offices.

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday, April 15, 2003

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

On September 1, 2002, the Bank purchased Moore Loans, Inc. Moore Loans is a leading regional finance company providing automobile loans in Richmond, Roanoke and Hampton Roads, Virginia and portions of eastern Tennessee. For the quarter ended March 31, 2003, the Consumer Finance segment, consisting of Moore Loans, earned approximately $571,000.

President and CEO, Larry Dillon stated, “We are extremely pleased with results for this quarter. All of the Corporation’s significant business segments have experienced continued growth of their operations and increases in income. While we realize that some of the growth at C&F Mortgage is interest rate driven, we continue to add quality loan officers and staff as evidenced by the opening of our newest mortgage office in Fredericksburg, Virginia.

As we have previously stated, the addition of Moore Loans and the growth of C&F Mortgage are consistent with our strategy of diversifying revenue. Moore Loans is proving to be an important part of our overall business strategy and we are pleased with its performance since we acquired it. We are confident that our strategy of diversifying our revenue streams will continue to enhance shareholder value.”

The Corporation’s annualized return on average equity (ROE) and annualized return on average assets (ROA) were 22.81% and 2.48%, respectively, for the quarter ended March 31, 2003 compared to 15.77% and 1.81%, respectively, for the quarter ended March 31, 2002.

C&F Financial Corporation’s stock trades on the Nasdaq Stock Market System under the symbol CFFI. The stock closed at a price of $34.98 per share on Monday, April 14, 2003, up 41.9% since year-end 2002. At March 31, 2003, the book value of the stock was $15.97 per share, and the Corporation paid a cash dividend of $.16 per share during the first quarter of 2003. The

EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday, April 15, 2003

Contact:	Tom Cherry, Senior Vice President & CFO
(804) 843-2360

Corporation’s market makers include Advest, Inc., Davenport & Company, McKinnon & Company, Inc. and Scott & Stringfellow, Inc.

C&F Financial Corporation operates twelve retail bank branches located throughout the Williamsburg to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary and its division, Citizens and Commerce Bank. The Corporation provides mortgage and title services through C&F Mortgage Corporation’s eleven offices and offers full investment services through its subsidiary C&F Investment Services, Inc. Moore Loans provides automobile loans through its offices in Richmond, Roanoke and Hampton, Virginia.

The statements contained in this press release that are not historical facts constitute “forward-looking statements” as defined by the federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the company include, but are not limited to, changes in: interest rates, general economic conditions, demand for residential mortgage loans, legislative/regulatory requirements, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality of the loan portfolio, competition, demand for financial services in the company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements, and readers are cautioned not to place undue reliance on such statements, which speak only as of their dates.

Selected Financial Information

(dollars in thousands, except per share data)

Balance Sheets	3/31/03	3/31/02

Investment securities—available for sale at fair value	$61,794	$58,576
Loans held for sale	89,334	50,937
Loans, net[1]	333,642	240,826
Federal Home Loan Bank stock	2,072	1,690
Total assets	538,458	419,638
Deposits	389,111	353,591
Other borrowings[2]	74,265	10,330
Shareholders’ equity	57,281	46,155

Statements of Income	For The Quarter Ended
	3/31/03	3/31/02

Interest income	$9,538	$6,552
Interest expense	2,315	2,328
Provision for loan losses[3]	538	75
Other operating income	6,844	4,081
Other operating expenses	8,681	5,720
Income tax expense	1,584	700
Net income	3,264	1,810
Earnings per common share – assuming dilution	.87	.50
Earnings per common share – basic	.90	.51
Interest income on a taxable-equivalent basis	10,176	6,794

Segment Information	For The Quarter Ended
	3/31/03	3/31/02

Net income – retail banking	$1,292	$1,036
Net income – mortgage banking	1,345	712
Net income – consumer finance	571	—
Net income – other	56	62
Mortgage loan originations – mortgage banking	242,043	138,635
Mortgage loans sold – mortgage banking	259,936	156,961

Selected Ratios	At/For The Quarter Ended
	3/31/03	3/31/02

Book value per share	$15.97	$13.07
Dividends per share	$.16	$.15
Annualized return on average assets	2.48%	1.81%
Annualized return on average equity	22.81%	15.77%
Net interest margin (fully taxable basis)[4]	6.31%	4.96%

Average Balances	For The Quarter Ended
	3/31/03	3/31/02

Securities	$59,035	$54,674
Loans	414,221	298,597
Fed funds sold/interest bearing deposits at other banks	12,814	18,004
Total earning assets	486,070	371,275

Time, checking and savings deposits	330,288	291,713
Borrowings	74,321	13,026
Total interest bearing liabilities	404,609	304,739
Demand deposits	47,686	39,670
Shareholders’ equity	57,228	45,910

Capital Ratios	3/31/03	3/31/02

Total Capital (to Risk-Weighted Assets)
Corporation	12.70%	14.72%
Bank	12.26	12.67
Tier 1 Capital (to Risk-Weighted Assets)
Corporation	10.60	13.57
Bank	10.14	11.50
Tier 1 Capital (to Average Tangible Assets)
Corporation	9.02	11.11
Bank	8.62	9.36

Asset Quality

Retail and Mortgage Banking Segments	3/31/03	12/31/02	3/31/02

Non-accrual loans	$1,561	$1,656	$796
Real estate owned	702	703	—

Total non-performing assets	$2,263	$2,359	$796
Accruing loans past due for 90 days or more	$2,528	$69	$614
Allowance for loan losses	$3,888	$3,765	$3,758
Non-performing assets to loans* and real estate owned	.84%	.88%	.33%
Allowance for loan losses to loans* and real estate owned	1.45	1.40	1.54
Allowance for loan losses to non-performing assets	171.81	159.60	472.11

*Loans above excludes consumer finance loans at Moore Loans.

Consumer Finance Segment	3/31/03	12/31/02	3/31/02

Non-accrual loans	$813	$688	$—
Accruing loans past due for 90 days or more	206	293	—
Allowance for loan losses	3,067	2,957	—
Dealer reserves	2,148	2,071	—
Non-accrual consumer finance loans to total consumer finance loans	1.12%	1.02%	—
Allowance for loan losses and dealer reserves to total consumer finance loans	7.20	7.48	—
Allowance for loan losses and dealer reserves to non-accrual consumer finance loans	641.45	730.81	—

Other Data	3/31/03	3/31/02

Shares repurchased	80,000	—
Average price of repurchased shares	$28.13	—
Weighted average shares outstanding – diluted	3,763,867	3,595,822
Weighted average shares outstanding – basic	3,634,179	3,529,267
Market value per share at period end	$34.40	$22.00
Price to book value ratio at period end	2.15	1.68
Price to earnings ratio at period end	9.89	11.00

Notes to Selected Financial Data

[1]	Included in loans as of March 31, 2003 are approximately $69,352,000 in loans attributable to Moore Loans.
[2]	Included in borrowings as of March 31, 2003 are $20,000,000 in advances from the Federal Home Loan Bank, $33,265,000 in draws on a revolving line of credit from a third party bank, $5,000,000 from a fixed rate loan from a third party bank and $3,750,000 in subordinated debt from the previous owners of Moore Loans. These borrowings were used for the purchase and to fund a portion of the loans outstanding at Moore Loans.
[3]	Included in the provision for loan losses is $463,000 for the quarter ended 3/31/03 attributable to Moore Loans.
[4]	The increase in net interest margin is largely a result of the purchase of Moore Loans on September 1, 2002. The average yield on loans at Moore Loans for the first quarter of 2003 was 16.90%.

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